                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                      LOUISVILLE GAS AND ELECTRIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
   [LOGO]

                                                                  March 26, 1997

Dear Louisville Gas and Electric Company shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Louisville Gas and Electric Company, to be held May 8, 1997, at 10:00 a.m., E.D.T. at the Hyatt Regency Louisville, 320 W. Jefferson Street, Louisville, Kentucky.

    Business matters to be acted upon at the meeting are the election of four directors to three-year terms expiring in 2000, the approval of the independent auditors for 1997, and the transaction of any other business properly brought before the meeting. We will also report on the progress of LG&E, and shareholders will have the opportunity to present questions of general interest.

    We encourage you to read the proxy statement carefully and complete, sign and return your proxy in the envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your proxy and changing your vote at the meeting, if you are present and choose to do so.

    If you plan to attend the Annual Meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. If you wish to attend the meeting but do not have an Admission Ticket, you will be admitted to the meeting after presenting personal identification and evidence of ownership.

    The directors and officers of LG&E appreciate your continuing interest in the business of LG&E. We hope you can join us at the meeting.

                                          Sincerely,

                                                   [SIGNATURE]

                                          Roger W. Hale

                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

   [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of Louisville Gas and Electric Company ("LG&E"), a Kentucky corporation, will be held at the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, May 8, 1997, at 10:00 a.m., E.D.T. At the Annual Meeting shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

    1. A proposal to elect four directors, each for a three-year term expiring in 2000;

    2. A proposal to approve and ratify the appointment of Arthur Andersen LLP as independent auditors of LG&E for 1997; and

    3.  Such other business as may properly come before the meeting.

    The close of business on February 28, 1997, has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE AS SOON AS POSSIBLE. Your cooperation in signing and promptly returning your proxy is greatly appreciated.

                                          By Order of the Board of Directors,
                                          John R. McCall, Secretary
                                          Louisville Gas and Electric Company
                                          220 West Main Street
                                          Louisville, Kentucky 40202

March 26, 1997

                                PROXY STATEMENT
                              --------------------

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 1997

                             ----------------------

    The Board of Directors of LG&E hereby solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the Annual Meeting of Shareholders to be held May 8, 1997, and at any adjournment of such meeting. The meeting will be held at the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky. This proxy statement and the accompanying proxy were first mailed to shareholders on or about March 26, 1997.

    If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. Shareholders who do not have an Admission Ticket, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

    The outstanding stock of LG&E is divided into three classes: Common Stock, Preferred Stock (without par value), and Preferred Stock, par value $25 per share. At the close of business on February 28, 1997, the record date for the Annual Meeting, the following shares of each were outstanding:

Common Stock, without par value............................   21,294,223 shares
Preferred Stock, par value $25 per share, 5% Series........      860,287 shares
Preferred Stock, without par value $5.875 Series...........      250,000 shares
Auction Series A (stated value $100 per share).............      500,000 shares

    All of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. ("LG&E Energy"). No persons or groups are known by management to be beneficial owners of more than five percent of LG&E's Preferred Stock. As of February 28, 1997, all directors, nominees for director and executive officers of LG&E as a group beneficially owned 22 shares of LG&E Preferred Stock, which is less than one-tenth of one percent of the total LG&E Preferred Stock outstanding on that date.

    Owners of record at the close of business on February 28, 1997, of the Common Stock and the 5% Cumulative Preferred Stock, par value $25 per share (the "5% Preferred Stock") are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof, and, in addition, have cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected, and may cast all such votes for a single nominee or may distribute them among two or more nominees. The persons named as proxies reserve the right to cumulate votes represented by proxies which they receive, and to distribute such votes among one or more of the nominees at their discretion.

    You may revoke your proxy at any time before it is voted by giving written notice of its revocation to the Secretary of LG&E, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person. Signing a proxy does not preclude you from attending the meeting in person.

    Directors are elected by a plurality of the votes cast by the holders of LG&E's Common Stock and 5% Preferred Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker nonvote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger percentage of votes.

    The affirmative vote of a majority of the shares of LG&E Common Stock and 5% Preferred Stock represented at the Annual Meeting is required for the approval of the independent auditors and any other matters that may properly come before the meeting. Abstentions from voting on any such matter are treated as votes against, while broker nonvotes are treated as shares not voted.

    LG&E Energy owns all of the outstanding LG&E Common Stock, and intends to vote this stock in favor of the nominees for directors as set forth below, thereby ensuring their election to the Board. LG&E Energy also intends to vote all of the outstanding LG&E Common Stock in favor of the appointment of Arthur Andersen LLP as the independent auditors for LG&E as set forth in Proposal No. 2 herein. Nonetheless, the Board encourages you to vote on each of these matters, and appreciates your interest.

    The Annual Report to Shareholders of LG&E Energy (the "Annual Report"), including its consolidated financial statements and information regarding LG&E, is enclosed with this proxy statement. Of particular importance to shareholders of LG&E are the following sections of the Annual Report: page 9 under the caption "Powerful Producer," page 10 under the caption "Moving Beyond the Meter," page 13 under the caption "Enhancing our Service" and page 56 under the caption "Board of Directors and Executive Officers." The Annual Report is supplemented by audited financial statements of LG&E and management's discussion of such financial statements, which are included as an appendix to this proxy statement (the "Appendix"), and are incorporated by reference herein. All shareholders are urged to read the accompanying Annual Report and Appendix.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    The number of members of the Board of Directors of LG&E has been fixed at twelve, pursuant to the Company's bylaws and resolutions adopted by the Board of Directors. However, the Board of Directors of LG&E presently consists of eleven members. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. One class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified.

    In 1996, the Nominating and Development Committee of the Board of Directors conducted a search for qualified candidates to fill the two open positions on the Board of Directors created when the directors voted unanimously in mid-1996 to increase the size of the Board of Directors from ten to twelve members, in accordance with the Company's bylaws. As a result of this search, in October, 1996, the Board of Directors unanimously appointed Ronald L. Bittner to fill one of the newly-created vacancies. Despite the remaining vacancy on the Board of Directors, shareholders may not vote for a number of nominees greater than the number of nominees named in this Proxy Statement. Procedures for reviewing and nominating candidates to the LG&E Board of Directors are discussed in more detail in "Information Concerning the Board of Directors--Nominating and Development Committee".

    At this Annual Meeting, the following four persons are proposed for election to the Board of Directors for three-year terms expiring at the 2000 Annual
Meeting: William C. Ballard, Jr., S. Gordon Dabney, T. Ballard Morton, Jr. and Ronald L. Bittner. All of the nominees are presently directors of both LG&E and LG&E Energy.

    The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented on the proxy cards returned to LG&E will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR.

                    INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following contains certain information as of February 28, 1997, concerning the nominees for director, as well as the directors whose terms of office continue after the 1997 Annual Meeting.

NOMINEES FOR DIRECTOR WITH TERMS EXPIRING AT 2000 ANNUAL MEETING OF SHAREHOLDERS

                       WILLIAM C. BALLARD, JR. (AGE 56)
                       Mr. Ballard has been of counsel to the law firm of Greenebaum Doll &
                       McDonald since May 1992. He served as Executive Vice President and
   [PHOTO1]            Chief Financial Officer from 1978 until May 1992, of Humana, Inc., a healthcare services company. Mr. Ballard is a graduate of the
                       University of Notre Dame, and received his law degree, with honors, from the University of Louisville School of Law. He also received a
                       Master of Law degree in taxation from Georgetown University. Mr.
                       Ballard has been a director of LG&E since May 1989 and of LG&E Energy since August 1990. Mr. Ballard is also a member of the Board of
                       Directors of United Healthcare Corp., Health Care REIT, Inc.,
                       MidAmerica Bancorp, Vencor, Inc., American Safety Razor, Inc. and Atria
                       Communities, Inc.

                       RONALD L. BITTNER (AGE 55)
                       Mr. Bittner has been with Frontier Corporation (formerly Rochester
                       Telephone), a communications company, since 1963. He has been Chairman
   [PHOTO2]            of the Board and Chief Executive Officer of Frontier since 1993. Mr.
                       Bittner also served as Chief Executive Officer and President of
                       Frontier since 1992. Mr. Bittner is a graduate of Muhlenberg College, and received his MBA from the Simon School of Business at the
                       University of Rochester. Mr. Bittner has been a director of LG&E and
                       LG&E Energy since October 1996. Mr. Bittner is also a member of the
                       Board of Directors of Dynatech Corporation.

                       S. GORDON DABNEY (AGE 68)
                       Mr. Dabney was President of Standard Foods, Inc., which is engaged in the food processing business, from 1955 until he retired in 1995. Mr.
   [PHOTO3]            Dabney is currently a business consultant. He attended the University of Florida. He has been a director of LG&E since January 1987 and of
                       LG&E Energy since August 1990.

                       T. BALLARD MORTON, JR. (AGE 64)
                       Mr. Morton has been Executive in Residence at the College of Business and Public Administration of the University of Louisville since 1983.
   [PHOTO3]            Mr. Morton is a graduate of Yale University. Mr. Morton has been a director of LG&E since May 1967 and of LG&E Energy since August 1990.
                       Mr. Morton is also a member of the Board of Directors of the Kroger
                       Company.

DIRECTORS WHOSE TERMS EXPIRE AT 1998 ANNUAL MEETING OF SHAREHOLDERS

                       OWSLEY BROWN II (AGE 54)
                       Mr. Brown has been the Chairman and Chief Executive Officer of Brown-
                       Forman Corporation, a consumer products company, since July 1995, and
   [PHOTO1]            was President of Brown-Forman Corporation from 1987 to 1995. Mr. Brown was first named Chief Executive Officer of Brown-Forman Corporation in
                       July 1994. Mr. Brown is a graduate of Yale University, and received his master's degree in business administration from Stanford University. He has been a director of LG&E since May 1989 and of LG&E Energy since
                       August 1990. Mr. Brown is also a member of the Board of Directors of
                       Brown-Forman Corporation, Hilliard Lyons Trust Company and NACCO
                       Industries, Inc.

                       GENE P. GARDNER (AGE 67)
                       Mr. Gardner has been Chairman of Beaver Dam Coal Company, which is engaged in the ownership and development of coal properties, since
   [PHOTO1]            April 1983. Mr. Gardner is a graduate of the University of Louisville and of the Advanced Management Program of the University of Virginia,
                       Colgate-Darden Graduate School of Business. Mr. Gardner has been a director of LG&E since July 1979 and of LG&E Energy since August 1990.
                       He is also a member of the Board of Directors of Commonwealth Bank and
                       Trust Company, Commonwealth Financial Corporation and Thomas
                       Industries, Inc.

                       J. DAVID GRISSOM (AGE 58)
                       Mr. Grissom has been Chairman of Mayfair Capital, Inc., a private investment firm, since April 1989. He served as Chairman and Chief
   [PHOTO1]            Executive Officer of Citizens Fidelity Corporation from April 1977 until March 31, 1989. Upon the acquisition of Citizens Fidelity
                       Corporation by PNC Financial Corp. in February 1987, Mr. Grissom served as Vice Chairman and as a Director of PNC Financial Corp. until March
                       1989. Mr. Grissom is a graduate of Centre College and the University of
                       Louisville School of Law. Mr. Grissom has been a director of LG&E since
                       January 1982 and of LG&E Energy since August 1990. He is also a member of the Board of Directors of Providian Corporation, Churchill Downs,
                       Inc., and Regal Cinemas, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT 1999 ANNUAL MEETING OF SHAREHOLDERS

                       ROGER W. HALE (AGE 53)
                       Mr. Hale has been a Director and Chairman of the Board, President and
                       Chief Executive Officer of LG&E Energy since August 1990. Mr. Hale has
   [PHOTO1]            also been Chief Executive Officer and a Director of LG&E since June
                       1989, Chairman of the Board of LG&E since February 1, 1990, and served as President of LG&E from June 1989 until January 1, 1992. Prior to his coming to LG&E, Mr. Hale served as Executive Vice President of Bell
                       South Enterprises, Inc. Mr. Hale is a graduate of the University of
                       Maryland, and received a master's degree in management from the
                       Massachusetts Institute of Technology, Sloan School of Management. Mr.
                       Hale is also a member of the Board of Directors of PNC Bank, Kentucky,
                       Inc., H&R Block, Inc. and CompuServe Incorporated.

                       DAVID B. LEWIS (AGE 52)
                       Mr. Lewis is a founding partner of the law firm of Lewis, Clay &
                       Munday, a Professional Corporation, in Detroit, Michigan. Since 1972,
   [PHOTO1]            Mr. Lewis has served as Chairman of the Board and a Director of the firm. Mr. Lewis is a graduate of Oakland University and received his law degree from the University of Michigan Law School. He also received a master's degree in business administration from the University of
                       Chicago Graduate School of Business. Mr. Lewis has been a director of
                       LG&E and LG&E Energy since November 1992. Mr. Lewis is also a member of the Board of Directors of Conrail, Inc., TRW, Inc., and Comerica Bank,
                       a subsidiary of Comerica, Inc., and serves or has served as a board member for numerous educational, cultural and civic organizations in the Detroit and Washington, D.C. areas.

                       ANNE H. MCNAMARA (AGE 49)
                       Mrs. McNamara has been Senior Vice President and General Counsel of AMR
                       Corporation and its subsidiary, American Airlines, Inc., since June
   [PHOTO1]            1988. Mrs. McNamara is a graduate of Vassar College, and received her law degree from Cornell University. She has been a director of LG&E and
                       LG&E Energy since November 1991. Mrs. McNamara is also a member of the
                       Board of Directors of The SABRE Group Holdings, Inc.

                       DONALD C. SWAIN (AGE 65)
                       Dr. Swain served as President of the University of Louisville from
                       April 1981 to June 1995, and has served as President Emeritus since
   [PHOTO1]            July 1995. Dr. Swain is a graduate of the University of Dubuque. He received his master's and doctoral degrees in history from the
                       University of California at Berkeley. He has been a director of LG&E since May 1985 and of LG&E Energy since August 1990.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Each member of the Board of Directors of LG&E is also a director of LG&E Energy. The committees of the Board of Directors of LG&E include an Audit Committee, a Compensation Committee and a Nominating and Development Committee. The directors who are members of the various committees of LG&E serve in the same capacity for purposes of the LG&E Energy Board of Directors.

    During 1996, there were a total of twelve meetings of the LG&E Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they served, with the exception of William C. Ballard, Jr.

COMPENSATION OF DIRECTORS

    Directors who are also officers of LG&E receive no compensation in their capacities as directors. During 1996, directors received a retainer of approximately $1,583 per month, or $19,000 annually ($20,100 annually for committee chairmen), a fee for Board meetings of $1,100 per meeting and a fee for each committee meeting of $800. Non-employee directors residing out of the Louisville area received reimbursement for expenses incurred in traveling to meetings, and received an additional $900 compensation for each Board meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E and LG&E Energy during 1996.

    Non-employee directors of LG&E may elect to defer all or a part of their fees (including retainers, fees for attendance at regular and special meetings, committee meetings and travel compensation) pursuant to the LG&E Energy Corp. Deferred Stock Compensation Plan (the "Deferred Stock Plan"). Each deferred amount is credited by LG&E Energy to a bookkeeping account and then is converted into a stock equivalent on the date the amount is credited. The number of stock equivalents credited to the director is based upon the average of the high and the low sale price of LG&E Energy Common Stock on the New York Stock Exchange for the five trading days prior to the conversion. Additional stock equivalents will be added to stock accounts at the time that dividends are declared on LG&E Energy Common Stock, in an amount equal to the amount of LG&E Energy Common Stock that could be purchased with dividends that would be paid on the stock equivalents if converted to LG&E Energy Common Stock. In the event that LG&E Energy is a party to any consolidation, recapitalization, merger, share exchange or other business combination in which all or a part of the outstanding LG&E Energy Common Stock is changed into or exchanged for stock or other securities of the other entity or LG&E Energy, or for cash or other property, the stock account of a participating director shall be converted to such new securities or consideration equal to the amount each share of LG&E Energy Common Stock receives, multiplied by the number of share equivalents in the stock account.

    A director will be eligible to receive a distribution from his or her account only upon termination of service, death, retirement or otherwise. Following departure from the Board, the distribution will occur, at the director's election, either in one lump sum or in no more than five annual installments. The distribution will be made, at the director's election, either in LG&E Energy Common Stock or in cash equal to the then-market price of the LG&E Energy Common Stock allocated to the director's stock account. At February 28, 1997, seven directors were participating in the Deferred Stock Plan.

    Non-employee directors of LG&E who are also directors of LG&E Energy also receive stock options pursuant to the LG&E Energy Corp. Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the shareholders at the 1994 annual meeting. Under the terms of the Directors' Option Plan, upon initial election or appointment to the Board, each new director, who has not been an employee or officer of LG&E Energy or any of its subsidiaries within the preceding three years, receives an option grant for 4,000 shares of LG&E Energy Common Stock. Following the initial grant, eligible directors receive an annual option grant for 4,000 shares on the first Wednesday of each February. Option grants for 1994-1996 were for 2,000 shares, all of which were adjusted in April 1996 to reflect a two-for-one stock split. The option exercise price per share for each share of LG&E Energy Common Stock is the fair market value on the grant date. Options granted are not exercisable during the first twelve months from the date of grant and will terminate 10 years from the date of grant. In the event of a tender offer or an exchange offer for shares of LG&E Energy Common Stock, all then exercisable, but unexercised options granted under the Directors' Option Plan will continue to be exercisable for thirty days following the first purchase of shares pursuant to such tender or exchange offer.

    The Directors' Option Plan authorizes the issuance of up to 500,000 shares of LG&E Energy Common Stock, of which 152,000 are subject to existing options at a weighted average per share price of $21.26. As of February 28, 1997, each non-employee director held 12,000 exercisable options and 4,000 unexercisable options to purchase LG&E Energy Common Stock, with the exception of Mr. Bittner who held 8,000 unexercisable options. The number of shares subject to the Directors' Option Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any similar corporate change.

AUDIT COMMITTEE

    The Audit Committee of the Board is composed of Messrs. Ballard, Bittner, Dabney, Brown, Gardner, Grissom and Lewis and Dr. Swain. During 1996, the Audit Committee maintained direct contact with the independent auditors and LG&E's Internal Auditor to review the following matters pertaining to LG&E, and to LG&E Energy and its subsidiaries: the adequacy of accounting and financial reporting procedures; the adequacy and effectiveness of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of these companies' accounts and their financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met three times during 1996.

COMPENSATION COMMITTEE

    The Compensation Committee, composed of non-employee directors, approves the compensation of the Chief Executive Officer and the executive officers of LG&E Energy and LG&E. The Committee makes recommendations to the full Board regarding benefits provided to executive officers and the establishment of various employee benefit plans. The members of the Compensation Committee are Messrs. Bittner, Dabney, Gardner, Grissom and Morton and Mrs. McNamara. The Compensation Committee met three times during 1996.

NOMINATING AND DEVELOPMENT COMMITTEE

    The Nominating and Development Committee is composed of the Chairman of the Board and certain other directors. The Committee reviews and recommends to the Board of Directors nominees to serve on the Board and their compensation. The Committee considers nominees suggested by other members of the Board, by members of management and by shareholders. To be considered for inclusion in the slate of nominees proposed by the Board of Directors at an annual meeting, shareholder recommendations must be submitted in writing to the Secretary of LG&E not later than 120 days prior to the Annual Meeting. In addition, the Articles of Incorporation and Bylaws of LG&E contain procedures governing shareholder nominations for election of directors at a shareholders' meeting. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures. The members of the Nominating and Development Committee are Messrs. Ballard, Brown, Lewis, Hale (ex officio), Morton and Dr. Swain and Mrs. McNamara. The Nominating and Development Committee met one time during 1996.

PROPOSAL NO. 2

                   APPROVAL OF INDEPENDENT AUDITORS FOR 1997

    Based upon the recommendation of the Audit Committee, the Board of Directors, subject to ratification by shareholders, has selected Arthur Andersen LLP as independent auditors to audit the accounts of LG&E and LG&E Energy for the fiscal year ending December 31, 1997. Arthur Andersen has audited the accounts of LG&E for many years and LG&E Energy since its organization in 1990. The shareholders previously approved the employment of the firm at the Annual Meeting on April 23, 1996.

    Representatives of Arthur Andersen LLP will be present at the Annual Meeting. Such representatives will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is comprised wholly of non-employee directors and makes all decisions regarding the compensation of LG&E's executive officers, including the setting of base pay and the administration of the Long-Term Plan and Short-Term Plan, each as described herein. In 1996, the Compensation Committee made several significant changes to LG&E's executive compensation based on recommendations of a nationally-recognized executive compensation consultant. These changes included the amendment of LG&E Energy's Long-Term Incentive Plan (the "Long-Term Plan") and the adoption of a new Short-Term Incentive Plan (the "Short-Term Plan"). The changes to the Long-Term Plan and the new Short-Term Plan were approved by LG&E Energy's shareholders at its 1996 Annual Meeting and were implemented primarily to ensure the deductibility of LG&E Energy's and LG&E's executive compensation for federal income tax purposes. Also, at the recommendation of the compensation consultant, the Compensation Committee implemented changes that were designed to cause the executive compensation program and the target awards and opportunities for executives to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry nationwide. The Compensation Committee and the Board of Directors have continued access to this compensation consultant and other compensation consultants as desired, and are provided with independent compensation data for their review.

    LG&E is the principal subsidiary of LG&E Energy. As noted above, the members of the Compensation Committee and Board of Directors of LG&E also serve in the same capacity for LG&E Energy. Certain executive officers of LG&E are also executive officers of LG&E Energy. For those individuals references below to the Compensation Committee and Board of Directors refer to the Compensation Committee and Board of Directors of both LG&E and LG&E Energy unless otherwise indicated, and discussions of their compensation include compensation earned for services to both LG&E and LG&E Energy. Set forth below is a report submitted by the members of the Compensation Committee addressing LG&E Energy's compensation policies during 1996 for officers of LG&E and LG&E Energy, including the executive officers named in the following tables. The executive officers of LG&E participate in the Long-Term Plan and Short-Term Plan of LG&E Energy. References to stock, shareholder performance or shareholder return relate to LG&E Energy Common Stock.

COMPENSATION PHILOSOPHY

    There are three major components of executive compensation program: (1) base salary; (2) short-term or annual incentives; and (3) long-term incentives. LG&E developed its executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives are premised on the belief that the interests of executives should be closely aligned with those of LG&E Energy's shareholders. Based on this philosophy, these two portions of each executive's total compensation package are placed at risk and are linked to the accomplishment of specific results that are designed to benefit LG&E Energy's shareholders in both the short-term and long-term. Under this pay-for-performance approach, a highly competitive level of compensation can be earned in years of strong performance; conversely, in years of below-average performance, compensation may decline below competitive benchmarks.

    The executive compensation program also recognizes that LG&E and LG&E Energy's compensation practices must be competitive not only with utilities and utility holding companies, but also companies in general industry to ensure that a stable and successful management team can be recruited and retained. The Compensation Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that would be included in the utility industry index against which shareholder returns may be compared. For this reason, the compensation peer group, as established below, is not the same as the utility industry index in the Comparison of Five-Year Total Return graph included on page 14 of this proxy statement.

    In order to establish competitive compensation levels for all executive positions for 1996, the Compensation Committee and the Board of Directors approved a change in the competitive market positioning philosophy for base salaries, short-term incentives and long-term incentives. Specifically the Compensation Committee modified the competitive market positioning for determining competitive compensation from the prior practice of targeting the 65th percentile of primarily utility and utility holding companies in 1995 to the current practice of targeting the 50th percentile of general industry. The Compensation Committee reviewed competitive compensation information for general industry companies with revenue between $1.0 - $3.5 billion (the "Survey Group") and established targeted total direct compensation (base salary plus short-term incentives and long-term incentives) for each executive for 1996 to approach the 50th percentile of the competitive range from the Survey Group. Salaries, short-term incentives and long-term incentives for 1996 are described below.

    The 1996 compensation information set forth in other sections of this proxy statement, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 1996 for all executive officers except for Mr. Roger
W. Hale. Mr. Hale's compensation is determined in accordance with the terms of his Employment Agreement (see Chief Executive Officer Compensation on page 11 of this proxy statement for a description of his 1996 compensation).

BASE SALARY

    The base salaries for LG&E executive officers for 1996 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

SHORT-TERM INCENTIVES

    The short-term incentives for 1996 provided direct financial compensation to executives and rewarded them for meeting performance goals that were established at the beginning of the 1996 performance year. The Short-Term Plan provides for Company Performance Awards and Individual Performance Awards, each of which is expressed as a percentage of base salary and each of which is determined independent of the other. In 1996, payment of Company Performance Awards for executive officers was based 100% on Net Income Available for Common Stock (NIAC). Payment of Individual Performance Awards was based 100% on Management Effectiveness, which included a Customer Satisfaction element. The awards varied within the executive officer group based upon the nature of each individual's functional responsibilities, with more senior officers having a greater percentage of their short-term incentives based on Company Performance Awards. This component of the 1996 executive compensation program focused executives on the tasks most immediately at hand and were based upon priorities tailored to the 1996 performance year.

    In 1996, the Company Performance Award targets for executive officers ranged from 18% to 30% of Base Salary, and the Individual Performance Award targets for executive officers ranged from 9% to 20% of Base Salary. Both awards were established to be competitive with the 50th percentile of the level of such awards granted to comparable executives employed by companies in the Survey Group. The individual officers were eligible to receive from 0% to 150% of their targeted amounts, dependent upon Company and individual performance during 1996 as measured by NIAC with regard to Company Performance Awards, and were eligible to receive from 0% to 175% of their targeted amounts dependent upon individual performance as measured by Management Effectiveness with regard to Individual Performance Awards. Based on such performances, payouts of Company Performance Awards for 1996 ranged from 17% to 37% of Base Salary, and payouts for the Individual Performance Awards ranged from 13% to 35% of Base Salary.

LONG-TERM INCENTIVES

    The Long-Term Plan is administered by a committee of not less than three non-employee directors of LG&E who are appointed by the Board of Directors. At this time, the Compensation Committee administers the Long-Term Plan. The Long-Term Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. To date, the Compensation Committee has chosen to award stock options, stock appreciation rights and performance units to executive officers.

    The Compensation Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the stock options and performance units (delivered 50% in the form of performance units and 50% in the form of nonqualified stock options in 1996) was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

    Stock options were granted to executive officers during the first quarter of 1996 at an exercise price equal to the fair market value at the date of the grant and were subject to a one-year vesting requirement. Since options were granted with an exercise price equal to the market value of the Common Stock at the time of grant, they provide no value unless LG&E Energy's stock price increases after the grants are awarded. Once the options vest, they are exercisable over a nine-year term. These awards are thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of LG&E Energy. The number of shares subject to options was determined by taking the expected value to be provided in options, as determined above, and dividing that amount by the estimated current value of an option using a variation of the Black-Scholes Option Pricing methodology provided by the outside compensation consultant. Prior awards were not considered when making new grants.

    The number of performance units granted was determined by taking the amount of the executive's long-term award to be delivered in performance units (adjusted on a present value basis), as determined above, and dividing that amount by the fair market value of LG&E Energy Common Stock on the date of the grant. The value of the performance units is substantially dependent upon the changing value of LG&E Energy's Common Stock in the marketplace. Each executive officer is entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on LG&E Energy's total shareholder return over a three-year period (defined as share price increase plus dividends paid, divided by share price at beginning of the period) measured against the total shareholder return for such period ("TSR") by a peer group selected by the Committee. The peer group for measuring LG&E Energy's TSR performance (the "Long-Term Plan Peer Group") consists of approximately 90 utility holding companies and gas and electric utilities(1). Performance units granted prior to 1996 included return on invested capital ("ROIC") over a three-year period measured against a pre-established, internally set goal as a performance measure in addition to TSR.

    Payouts of long-term incentive awards in February 1997 were based on LG&E Energy's performance during the 1994-1996 period. During such period, LG&E Energy substantially exceeded the target level for TSR, and was slightly below target in its ROIC performance. Performance was at the 85th percentile of its comparison group with respect to TSR, and at 96% of targeted ROIC performance, resulting in payouts of 123% of the contingent awards. The performance units are payable 50% in LG&E Energy Common Stock and 50% in cash.

    In February 1996, a special one-time stock option award through the Long-Term Plan was granted to Mr. Walter Berger, now Group President - Energy Marketing, to provide additional incentives for Mr. Berger to join the Company's management team. Mr. Berger was granted 40,000 stock options in addition to his regular grant under the Long-Term Plan. These additional options vest 50% in 1997 and 50% in 1999. All other terms of these one-time stock option grants match the terms of the annual stock options granted to all LG&E Energy and LG&E executives under the Long-Term Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of the Chief Executive Officer of LG&E and LG&E Energy, Mr. Roger W. Hale, is governed by the terms of an employment agreement. Mr. Hale originally entered into an employment agreement with LG&E in April 1989. That agreement was developed to induce him to move to LG&E from another company, and was updated by Board actions in 1990 and 1993. The term of Mr. Hale's 1993 employment agreement (the "1993 Agreement") was to expire by its terms on December 31, 1998.

    The 1993 Agreement dictates the level of Mr. Hale's minimum 1996 compensation, but the Compensation Committee retains discretion to increase such compensation. For 1996, the Compensation Committee compared Mr. Hale's compensation to that of chief executive officers of companies contained in the Survey Group as well as electric and gas utilities and utility holding companies with comparable revenues, market capitalization and asset size. In setting long-term awards, LG&E Energy also considered survey data from various compensation consulting firms. Details of Mr. Hale's 1996 compensation are set forth below.

    BASE SALARY. Mr. Hale was paid a base salary of $510,000 during 1996. The 1993 Agreement provides that his salary shall not be less than his 1993 salary of $385,000 and is to be reviewed as of each January 1 by the Compensation Committee. The Compensation Committee, in determining the annual salary increase for 1996, focused on Mr. Hale's individual performance (including his management effectiveness, as described below), the growth of LG&E Energy and the compensation provided to other LG&E Energy and LG&E officers. The 1996 increase was 16.8%.

------------------------

(1) While similar, the utilities and holding companies that are in the Long-Term Plan Peer Group are not necessarily the same as those in the Standard & Poor's Utility Index used in the Company Performance Graph on page 14 of the proxy statement or the Survey Group. Nevertheless, in the judgment of the Compensation Committee, the companies in the Long-Term Plan Peer Group continue to represent the appropriate peer group for performance unit compensation purposes.

    SHORT-TERM INCENTIVES. Mr. Hale's target short-term incentive award was 60% of his 1996 base salary. Like all other executive officers receiving short-term incentive awards, Mr. Hale was eligible to receive more or less than the targeted amount, based on LG&E Energy's performance and individual performance. His 1996 short-term incentive payouts were based 70% on Company Performance Goals and 30% on Individual Performance Goals.

    In 1996, the Company Performance Award payout for Mr. Hale was 40% of his 1996 base salary, and the Individual Performance Award payout for Mr. Hale was 32% of his 1996 base salary. The Compensation Committee considered Mr. Hale's effectiveness in several areas in determining the final Individual Performance Award. These included the financial performance of LG&E Energy, LG&E and other LG&E Energy subsidiaries, company growth, customer satisfaction ratings and other measures.

    LONG-TERM INCENTIVE GRANT. In 1996, Mr. Hale received 55,000 options, and 24,350 performance units for the 1996-1998 performance period as adjusted for the 1996 two-for-one stock split. These amounts were determined in accordance with the terms of his 1993 Agreement and provide expected value representing approximately 110% of his base salary. The terms of the options and performance units (including the manner in which performance units are earned) for Mr. Hale are the same as for other executive officers, as described under the heading "Long-Term Incentives."

    LONG-TERM INCENTIVE PAYOUT. In the 1994-1996 period, LG&E Energy exceeded the target for TSR, but was slightly below target in its ROIC performance. Performance was at the 85th percentile of its comparison group in TSR, and at 96% of targeted ROIC performance. That resulted in a payout equal to 123% of the approved target. In addition, the market value per share of LG&E Energy Common Stock increased from $18.02 at grant to $24.50 during the performance period. This further increased the value of the payout of the performance units originally awarded to Mr. Hale in 1994.

    OTHER BENEFITS. In addition to Mr. Hale's Short-Term Incentive award, the Compensation Committee made a one-time bonus award to Mr. Hale of $50,000 in recognition of an extraordinary year. Mr. Hale also receives LG&E Energy contributions to thrift and savings plans, similar to those of other officers and employees.

    In recognition of Mr. Hale's continued importance to the performance of LG&E and LG&E Energy and his significant contributions to LG&E and LG&E Energy, including particularly his leadership role in transforming LG&E, a local utility company, into LG&E Energy, a national and international diversified energy services company, the Compensation Committee in late 1996 negotiated with Mr. Hale to retain his services beyond the term of his 1993 Agreement. Consequently, Mr. Hale entered into a new employment agreement with LG&E Energy, effective January 1, 1997. The term of this new agreement (the "1997 Agreement") extends through December 31, 2001. The 1997 Agreement had no effect on Mr. Hale's 1996 compensation as discussed in this report. See "Employment Contract and Termination of Employment Arrangements and Change in Control Provisions" on page 19 of this proxy statement.

TAX MATTERS

    Section 162(m) of the Code was enacted in 1993 and generally prohibits the company from deducting executive compensation in excess of $1,000,000. Qualifying "performance based compensation" is not subject to this deduction limitation if certain requirements are satisfied. As a result of transition rules adopted by the Internal Revenue Service, the new law did not impact the company's executive compensation practices in 1996. It is the Compensation Committee's intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. To ensure that certain compensation payable under the Long-Term Plan and Short-Term Plan remain deductible, the Compensation Committee and the Board of Directors recommended, and the shareholders approved, modification of the Long-Term Plan and adopted a new Short-Term Plan in 1996. Although not all of the compensation paid to executive officers under these two plans constitutes "performance based compensation," the Compensation Committee anticipates that, as a result of the modifications to the Long-Term Plan and the adoption of the new Short-Term Plan, all compensation paid to executive officers in 1997 will continue to be deductible under the Code.

CONCLUSION

    The Compensation Committee believes that the company's executive compensation system served the interests of the company and its shareholders effectively during 1996. The Compensation Committee takes very seriously its responsibilities with respect to the company's executive compensation system, and it will continue to monitor and revise the compensation policies as necessary to ensure that the company's compensation system continues to meet the needs of the company and its shareholders.

MEMBERS OF THE COMPENSATION COMMITTEE

J. David Grissom, Chairman
Ronald L. Bittner
S. Gordon Dabney
Gene P. Gardner
Anne H. McNamara
T. Ballard Morton, Jr.

                              COMPANY PERFORMANCE

    All of the outstanding Common Stock of LG&E is owned by LG&E Energy, and accordingly, there are no trading prices for LG&E's Common Stock. The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to shareholders of LG&E Energy Common Stock from December 31, 1991, through December 31, 1996, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Utility Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of LG&E Energy Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       COMPARISON OF FIVE YEAR CUMULATIVE
TOTAL SHAREHOLDER RETURN (1)
                                                        LG&E Energy     S&P 500    S&P Utilities
12/31/91                                                        100         100              100
1992                                                            117         108              108
1993                                                            143         118              124
1994                                                            138         120              114
1995                                                            167         165              162
1996                                                            203         203              167

------------------------

(1) Total Shareholder Return assumes $100 invested on December 31, 1991, with quarterly reinvestment of dividends.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows the cash compensation paid or to be paid by LG&E, LG&E Energy or any of its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers who were serving as such at December 31, 1996, of LG&E in all capacities in which they served (including service for LG&E Energy) during 1994, 1995 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                                --------------------
                                                                  ANNUAL COMPENSATION             AWARDS
                                                          -----------------------------------   ----------
                                                                                      OTHER     SECURITIES  PAYOUTS
                                                                                     ANNUAL     UNDERLYING  --------   ALL OTHER
                                                                                     COMPEN-     OPTIONS/     LTIP      COMPEN-
                     NAME AND                                SALARY        BONUS     SATION        SARS     PAYOUTS     SATION
                PRINCIPAL POSITION                  YEAR      ($)           ($)        ($)        (#)(3)      ($)         ($)
--------------------------------------------------  ----  ------------    --------  ---------   ----------  --------  -----------
Roger W. Hale                                       1996  $    510,000    $416,068  $11,010       55,000    $641,092  $ 26,909(1)
  Chairman of the Board                             1995       436,500     303,859   14,716       13,292     559,686    13,901
  and CEO                                           1994       410,500     266,825   10,822        9,574     506,584    12,819
Victor A. Staffieri                                 1996       245,000     175,310    7,431       26,022     124,950     9,336(1)
  President -- Louisville Gas                       1995       230,764     134,695    6,215        6,394      49,137     7,149
  and Electric Company                              1994       213,000     120,750    4,771       46,000      35,515     2,947
Walter Z. Berger                                    1996       219,468(2)  144,232    5,445       62,834           0     1,012(1)
  Former Executive Vice President,
  and Chief Financial Officer (now President --
    Energy Marketing Division of LG&E Energy)
John R. McCall                                      1996       231,000     112,303    7,230       15,098      35,868    11,029(1)
  Executive Vice                                    1995       220,000     106,848    5,791        4,568           0     8,696
  President, General Counsel and                    1994       155,000(2)   48,891    1,961        2,380           0     4,340
  Corporate Secretary
Charles A. Markel, III                              1996       178,500      54,375      713        8,750      47,800     5,645(1)
  Treasurer                                         1995       178,500      59,850    3,361        3,624      42,926     5,511(1)
                                                    1994       170,000      53,074    4,632        3,524      44,957     5,375

------------------------

(1) Includes employer contributions to 401(k) plan, nonqualified thrift plan and employer paid life insurance premiums in 1995 as follows: Mr. Hale $2,970, $7,128 and $16,811, respectively; Mr. Staffieri $3,071, $4,447 and $1,818, respectively; Mr. Berger $0, $177 and $835 respectively; Mr. McCall $2,970, $3,719 and $4,340, respectively; and Mr. Markel $1,921, $2,798 and $926 respectively.

(2) Reported compensation is only for a portion of the year. Mr Berger joined LG&E and LG&E Energy on Feburary 5, 1996, and Mr. McCall joined LG&E and LG&E Energy on July 1, 1994.

(3) As adjusted for the 2 for 1 stock split effective in April 1996.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN 1996 FISCAL YEAR

    The following table contains information at December 31, 1996, with respect to grants of stock options and stock appreciation rights (SARs) to the named executive officers:

                                               INDIVIDUAL GRANTS                                          POTENTIAL
                                          ---------------------------                                REALIZABLE VALUE AT
                                           NUMBER OF      PERCENT OF                                    ASSUMED ANNUAL
                                           SECURITIES       TOTAL       EXERCISE                        RATES OF STOCK
                                           UNDERLYING    OPTIONS/SARS   OR BASE                       PRICE APPRECIATION
                                          OPTIONS/SARS    GRANTED TO     PRICE                         FOR OPTION TERM
                                            GRANTED      EMPLOYEES IN     ($/      EXPIRATION   ------------------------------
                  NAME                      (#) (1)      FISCAL YEAR     SHARE)       DATE      0%($)      5%($)      10%($)
----------------------------------------  ------------   ------------   --------   ----------   ------   ---------   ---------
Roger W. Hale                               55,000             14.5%     $   21.22 02/14/2006      0     $ 733,983   $1,860,057
Victor A. Staffieri                         26,022              6.9          21.22 02/14/2006      0       347,267     880,044
Walter Z. Berger                            40,000(2)          10.5          21.22 02/14/2006      0       533,806   1,352,769
Walter Z. Berger                            22,834              6.1          21.22 02/14/2006      0       304,723     772,228
John R. McCall                              15,098              4.0          21.22 02/14/2006      0       201,485     510,603
Charles A. Markel, III                       8,750              2.3          21.22 02/14/2006      0       116,770     295,918

------------------------

(1) Options are awarded at fair market value at time of grant; unless otherwise indicated, options vest in one year and are exercisable over a ten-year term.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
              AGGREGATED OPTION/SAR EXERCISES IN 1996 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1996 and the value of unexercised options and SARs held by them as of December 31, 1996:

                                                                                                 NUMBER OF
                                                                                                SECURITIES         VALUE OF
                                                                                                UNDERLYING     UNEXERCISED IN-
                                                                          SHARES                UNEXERCISED       THE-MONEY
                                                                         ACQUIRED              OPTIONS/SARS    OPTIONS/SARS AT
                                                                            ON       VALUE     AT FY-END (#)    FY-END ($)(1)
                                                                         EXERCISE   REALIZED   EXERCISABLE/      EXERCISABLE/
                                 NAME                                      (#)        ($)      UNEXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------  --------   --------   -------------   ----------------
Roger W. Hale                                                              0             N/A   43,214/55,000   $274,834/$180,400
Victor A. Staffieri                                                        0             N/A   36,568/46,022   205,137/201,552
Walter Z. Berger                                                           0             N/A     0/62,834         0/206,096
John R. McCall                                                             0             N/A   6,948/15,098     37,196/49,521
Charles A. Markel, III                                                     0             N/A   20,204/8,750     157,136/28,700

------------------------

(1) Dollar amounts reflect market value of LG&E Energy Common Stock at year-end, minus the exercise price.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
              LONG-TERM INCENTIVE PLAN AWARDS IN 1996 FISCAL YEAR

    The following table provides information concerning awards made in 1996 to the named executive officers under the Long-Term Plan.

                                                               NUMBER     PERFORMANCE
                                                                 OF            OR           ESTIMATED FUTURE PAYOUTS UNDER
                                                               SHARES,    OTHER PERIOD        NON-STOCK PRICE BASED PLANS
                                                              UNITS OR       UNTIL              (NUMBER OF SHARES) (1)
                                                                OTHER      MATURATION    -------------------------------------
                            NAME                               RIGHTS      OR PAYOUT     THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
------------------------------------------------------------  ---------   ------------   ------------   ---------   ----------
Roger W. Hale                                                  24,350       12/31/98        9,740        24,350       36,525
Victor A. Staffieri                                             4,938       12/31/98        1,975         4,938        7,407
Walter Z. Berger                                                4,332       12/31/98        1,733         4,332        6,498
John R. McCall                                                  2,864       12/31/98        1,145         2,864        4,296
Charles A. Markel, III                                          1,660       12/31/98          664         1,660        2,490

------------------------

(1) The table indicates the number of performance units which are paid 50% in stock and 50% in cash at maturation.

    Each performance unit awarded represents the right to receive an amount payable 50% in LG&E Energy Common Stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. For awards made in 1996, the amount of the payout is determined by the then-fair market value of LG&E Energy Common Stock. The Long-Term Plan rewards executives on a three-year rolling basis dependent upon the total shareholder return for LG&E Energy shareholders. The target for award eligibility requires that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in the Long-Term Plan Peer Group. The Committee sets a contingent award for each management level selected to participate in the Plan and such amount is the basis upon which incentive compensation is determined. Depending on the level of achievement, the participant can receive from zero to 150% of the contingent award amount. Payments made under the Long-Term Plan in 1996 are reported in the summary compensation table for the year of payout.

PENSION PLANS

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with LG&E, LG&E Energy and its subsidiaries:

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION         15             20             25         30 OR MORE
------------     ----------     ----------     ----------     ----------
  $100,000       $   49,024     $   49,024     $   49,024     $  56,091
  $150,000       $   81,024     $   81,024     $   81,024     $  85,791
  $200,000       $  113,024     $  113,024     $  113,024     $ 113,024
  $250,000       $  145,024     $  145,024     $  145,024     $ 145,024
  $300,000       $  177,024     $  177,024     $  177,024     $ 177,024
  $350,000       $  209,024     $  209,024     $  209,024     $ 209,024
  $400,000       $  241,024     $  241,024     $  241,024     $ 241,024
  $450,000       $  273,024     $  273,024     $  273,024     $ 273,024
  $500,000       $  305,024     $  305,024     $  305,024     $ 305,024
  $550,000       $  337,024     $  337,024     $  337,024     $ 337,024
  $600,000       $  369,024     $  369,024     $  369,024     $ 369,024
  $650,000       $  401,024     $  401,024     $  401,024     $ 401,024
  $700,000       $  433,024     $  433,024     $  433,024     $ 433,024
  $750,000       $  465,024     $  465,024     $  465,024     $ 465,024
  $800,000       $  497,024     $  497,024     $  497,024     $ 497,024
  $850,000       $  529,024     $  529,024     $  529,024     $ 529,024
  $900,000       $  561,024     $  561,024     $  561,024     $ 561,024

    A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The estimated years of service for each named executive is as follows: 30 years for Mr. Hale; 1 year for Mr Berger; 2 years for Mr. McCall; 12 years for Mr. Markel; and 4 years for Mr. Staffieri. Benefits shown are computed as a straight life single annuity beginning at age 65.

    Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E and LG&E Energy with at least one year of service with either company are eligible to participate in LG&E's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E and LG&E Energy. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provides for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E, LG&E Energy or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 60 months average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or non-qualified plan sponsored by LG&E, LG&E Energy or certain prior employers, and primary Social Security benefits. Under Mr. Hale's employment agreement (see page 19 of this proxy statement), he may elect to commence payment of his retirement benefits at age 50. If he retires prior to age 65, Mr. Hale's benefits will be reduced by factors set forth in the employment agreement.

    The estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plans upon normal retirement at age 65 and after deduction of Social Security benefits will be $543,624 for Mr. Hale; $232,236 for Mr. Berger; $201,096 for Mr. McCall; $136,596 for Mr. Markel; and $268,128 for Mr. Staffieri.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Ballard, Dabney, Gardner, Grissom and Morton, and Mrs. McNamara served as members of the Compensation Committee during 1996. None of the members of the Compensation Committee are or were officers or employees of LG&E or its affiliates. Mr. Ballard is of counsel to the law firm of Greenebaum Doll & McDonald, which provides legal services to LG&E from time to time, but Mr. Ballard resigned as a member of the Compensation Committee in September, 1996.

EMPLOYMENT CONTRACT AND TERMINATION OF EMPLOYMENT
  ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

    Effective January 1, 1997, Mr. Hale entered into a new employment agreement with LG&E Energy superseding the 1993 Agreement for services to be provided to LG&E and LG&E Energy. The new agreement extends through December 31, 2001. Under the new agreement, Mr. Hale is entitled to an annual base salary of not less than $580,000, subject to annual review by the Compensation Committee, and to participate in the Short-Term Plan and the Long-Term Plan. Mr. Hale's arrangement with LG&E Energy provides for a short-term incentive target award of not less than 60% of base salary and long-term incentive grants with a present value of not less than 110% of base salary to be delivered two-thirds in the form of performance units/shares and one-third in the form of non-qualified stock options. In addition, the 1997 Agreement provides that an insurance policy in the amount of not less than $2 million shall be provided to Mr. Hale at the Company's expense. LG&E Energy's Board of Directors may terminate the agreement at any time and, if it does so for reasons other than cause, LG&E Energy must pay Mr. Hale's base salary plus his target short-term incentive award for the remaining term of his employment contract, but not less than two years.

    In the event of a change in control, all officers of LG&E and LG&E Energy shall be entitled to the following payments if, within twenty-four months after such change in control, they are terminated for reasons other than cause or disability, or their employment responsibilities are altered: (i) all accrued compensation; (ii) a severance amount equal to 2.99 times the sum of (a) his or her annual base salary and (b) his or her "target" award pursuant to the Short-Term Plan. However, except for Mr. Hale, in no event is the payment to the executive to equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or be subject to an excise tax imposed by Section 4999 of the Code. The executive is entitled to receive such amounts in a lump-sum payment within thirty days of termination. A change in control encompasses certain mergers and acquisitions, changes in Board membership and acquisitions of voting securities of LG&E Energy.

    Also upon a change in control of LG&E Energy, all stock-based awards shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall immediately be paid out in cash, based upon the extent to which the performance goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever amount is higher.

                             SHAREHOLDER PROPOSALS
                            FOR 1998 ANNUAL MEETING

    Any shareholder may submit a proposal for consideration at the 1998 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in the proxy statement for consideration at the 1998 Annual Meeting should forward the proposal so that it will be received at LG&E's principal executive offices no later than November 26, 1997. Proposals received by that date that are proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in the 1998 proxy statement.

                                 OTHER MATTERS

    At the Annual Meeting, it is intended that the first two items set forth in the accompanying notice and described in this proxy statement will be presented. Should any other matter be properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. The Board of Directors knows of no other matters which may be presented at the meeting.

    LG&E will bear the costs of this proxy solicitation. LG&E will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of LG&E or its subsidiaries, in person or by telephone. LG&E and LG&E Energy have retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to assist in the solicitations at an estimated fee of $5,000 plus reimbursement of reasonable expenses.

    ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF LG&E'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1996, BY SUBMITTING A REQUEST IN WRITING TO: JOHN R. MCCALL, SECRETARY, LOUISVILLE GAS AND ELECTRIC COMPANY, P.O. BOX 32010, 220 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40232.

 [LGE LOGO]

                           -------------------------
                                ADMISSION TICKET

                      LOUISVILLE GAS AND ELECTRIC COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

                             Thursday, May 8, 1997
                                10:00 a.m., EDT
                            Hyatt Regency Louisville
                           320 West Jefferson Street
                              Louisville, Kentucky

    If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend. Please bring this Admission Ticket to the meeting with you.

    THE BOTTOM PORTION OF THIS FORM IS THE PROXY CARD. Each proposal is fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box, SIGN and DATE the proxy. Then please DETACH and RETURN the completed proxy promptly in the enclosed envelope.

      TRIANGLE  DETACH HERE  TRIANGLE      TRIANGLE  DETACH HERE  TRIANGLE

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH
                                 PROPOSAL

       1. ELECTION OF DIRECTORS
  / /  FOR all nominees listed below (except as marked to the contrary below)
  / /  WITHHOLD AUTHORITY to vote for all nominees listed below
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME)
                             WILLIAM C. BALLARD, JR.
                                RONALD L. BITTNER
                                S. GORDON DABNEY
                             T. BALLARD MORTON, JR.
2.APPROVAL OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS
  / / FOR  / / AGAINST  / / ABSTAIN

          / / I plan to attend the Annual Meeting, and I will bring ___
              guest(s).
----------------------------------------
                               SIGNATURE
------------------------------------------
                          DATE

                                                                      [LGE LOGO]
     PREFERRED
                                                                           PROXY
----------------------------------------
                                    SIGNATURE

                                                 SIGNATURE(S) SHOULD CORRESPOND
                                                 TO THE NAME(S) APPEARING IN
                                                 THIS PROXY. IF EXECUTOR,
                                                 TRUSTEE, GUARDIAN, ETC. PLEASE
                                                 INDICATE.

                                        Complimentary parking will be available
                                        at the Hyatt Regency and the Cowger
                                        Parking Garage. Please visit the
                         [MAP] registration table to receive your parking voucher, which you will give to the parking attendant upon leaving.

      TRIANGLE  DETACH HERE  TRIANGLE      TRIANGLE  DETACH HERE  TRIANGLE

                      LOUISVILLE GAS AND ELECTRIC COMPANY

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 8, 1997

    Roger W. Hale, Victor A. Staffieri and John R. McCall are hereby appointed as proxies, with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof, at the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on May 8, 1997, and at any adjournment thereof, as directed on the reverse side hereof, and in their discretion to act upon any other matters that may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. A VOTE FOR PROPOSAL 1 INCLUDES DISCRETIONARY AUTHORITY TO CUMULATE VOTES SELECTIVELY AMONG THE NOMINEES AS TO WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.